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| FORM 4 |               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                           Washington, D.C. 20549
[_] Check this box if
    no longer subject      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

        Smith                       Marcus                             G.
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        (Last)                      (First)                        (Middle)

                               5555 Concord PKWY S
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                                   (Street)

        Concord                        NC                             28027
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

    Speedway Motorsports, Inc. (NYSE:TRK)

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

     ###-##-####

4.  Statement for Month/Year

    March 2002*

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director                                ___ 10% Owner

     X  Officer (give title below)              ___ Other (specify below)
    ---
                                 Vice President
        ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---

    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
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*         Fillig late for Year end 2001.
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB-control number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

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FORM 4 (continued)  Table II--Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-        5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code          ative Securities
                                      Exercise            Date                (Instr. 8)         Acquired (A) or
                                      Price of            (Month/                                Disposed of (D)
                                      Deriv-              Day/                                   (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ----------------------------------------------
                                                                           Code      V             (A)         (D)
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
Common Stock Purchase Option /1/       $ 18.85           12/13/01           A                    20,000
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

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                       6. Date Exer-        7. Title and Amount of       8. Price    9. Number       10. Owner-      11. Na-
                          cisable and          Underlying Securities        of          of Deriv-        ship            ture
                          Expiration           (Instr. 3 and 4)             Deriv-      ative            Form            of In-
                          Date                                              ative       Secur-           of De-          direct
                          (Month/Day/                                       Secur-      ities            rivative        Bene-
                          Year)                                             ity         Bene-            Security        ficial
                                                                            (Instr.     ficially         Direct          Owner-
                        -----------------------------------------------     5)          Owned            (D) or          ship
                        Date     Expira-                  Amount or                     at End           Indirect        (Instr.
                        Exer-    tion          Title      Number of                     of               (1) of          4)
                        cisable  Date                     Shares                        Month            (Instr. 4)
                                                                                       (Instr. 4)
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
                        4/1/02   10/1/11    Common Stock  20,000                       30,000 /2/           D              N/A
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

Explanation of Responses:

    1. Option Granted pursuant to the 1994 Speedway Motorsports Stock Option
       Plan

    2. This figure includes all options regardless of exercise price and expiration date.

                                /s/ Marcus G. Smith               April 9, 2002
                               --------------------------------   -------------
                               **Signature of Reporting Person        Date

** International misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB Number.